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                                                                     Exhibit 5.1


                                        January 29, 1997

The 3DO Company
600 Galveston Drive
Redwood City, CA 94063

         Re:  The 3DO Company Registration Statement on Form S-8

Ladies and Gentlemen:

         I have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 3,548,705 shares of the Company's common stock (the "Shares"), to be issued pursuant to the Company's 1993 Incentive Stock Plan (the "1993 Plan"). As the Company's counsel in connection with this transaction, I have examined the proceedings taken and am familiar with the proceedings proposed to be taken by the Company in connection with the issuance and sale of the Shares pursuant to the 1993 Plan.

         It is my opinion that, when issued and sold in the manner described in the 1993 Plan and pursuant to the agreements which accompany each grant under the 1993 Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

         I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto.

                                             Sincerely,

                                             /S/ JAMES ALAN COOK
                                             ------------------------------
                                             James Alan Cook
                                             Executive Vice President
                                             and General Counsel


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